Exhibit 99.2

Contact:	Jane W. McCahon, Vice President, Corporate Relations
(312) 592-5379; jane.mccahon@teldta.com

Julie D. Mathews, Manager, Investor Relations
(312) 592-5341; julie.mathews@teldta.com

FOR RELEASE:  IMMEDIATE

U.S. CELLULAR ANNOUNCES SALE OF $300 MILLION OF 6.95 PERCENT NOTES

CHICAGO — May 10, 2011 — United States Cellular Corporation (NYSE: USM) announced today that, on May 9, 2011, it sold $300 million of 6.95 percent Senior Notes due 2060. The notes are callable at par on and after May 15, 2016. Closing is expected to occur on May 16, 2011.

The notes are expected to be listed on the New York Stock Exchange under the symbol “UZA.”

Following completion of the offering, U.S. Cellular expects to use the net proceeds to redeem a portion of U.S. Cellular’s 7.5 percent Senior Notes due 2034, of which $330 million in aggregate principal amount are outstanding.

U.S. Cellular intends to file a prospectus supplement with the Securities and Exchange Commission in connection with the offering. The prospectus supplement relates to the shelf registration statement filed by U.S. Cellular on Aug. 5, 2010, that was declared effective on Aug. 19, 2010, which registered up to $500 million of debt securities for offer and sale by U.S. Cellular from time to time.

BofA Merrill Lynch, Citigroup, Wells Fargo Securities and UBS Investment Bank were joint book-running managers.

The offering is being made only by means of the prospectus. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About U.S. Cellular

United States Cellular Corporation, the nation’s sixth-largest wireless carrier, provides a comprehensive range of wireless products and services, excellent customer support, and a high-quality network to approximately six million customers in 26 states. The Chicago-based company employed approximately 9,000 full-time equivalent associates as of March 31, 2011. At the end of the quarter, Telephone and Data Systems, Inc. owned 83 percent of U.S. Cellular.

Visit uscellular.com for comprehensive financial information, including earnings releases, quarterly and annual filings, shareholder information and more.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: All information set forth in this news release, except historical and factual information, represents forward-looking statements. This includes all statements about the company’s plans, beliefs, estimates, and expectations. These statements are based on current estimates, projections, and assumptions, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Important factors that may affect these forward-looking statements include, but are not limited to: The ability of the company to successfully manage and grow its markets; the economy; competition; the state and federal telecommunications regulatory environment; the value of assets and investments; adverse changes in the ratings afforded our debt securities by accredited ratings organizations; industry consolidation; advances in telecommunications technology; uncertainty of access to the capital markets; pending and future litigation; changes in income tax rates, laws, regulations or rulings; acquisitions/divestitures of properties and/or licenses; changes in customer growth rates, average monthly revenue per unit, churn rates, roaming revenue and terms, the availability of handset devices, or the mix of products and services offered by the company; and the ability to obtain or maintain roaming arrangements with other carriers. Investors are encouraged to consider these and other risks and uncertainties that are discussed in documents used by U.S. Cellular to furnish to the SEC.

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